Exhibit 99.1

[LEXENT LOGO]                           3 New York Plaza          T 212 981 0700
                                        New York, NY 10004        F 212 981 2491
                                                                  www.lexent.net



            Lexent Appoints Telecom Industry Veteran Kathleen Perone
                              to Board of Directors

NEW YORK, N.Y. Oct. 1, 2001 - LEXENT INC. (NASDAQ: LXNT), an expert telecommunications solutions provider delivering a full spectrum of consulting, design, management and deployment services in local metropolitan markets, today announced the addition of Kathleen Perone to the company's Board of Directors.

For her new Lexent board position, Ms. Perone draws from a wealth of telecommunications-focused experience gained throughout her years in the telecom and satellite communications industries. Ms. Perone has held various senior level positions at Level 3 Communications, WorldCom, Inc., MFS Communications and Cable and Wireless. Ms. Perone is the founding partner and Managing Director of Acappella Ventures, LLC, a venture capital firm focusing on early stage telecom and technology infrastructure companies, and currently serves as Chief Executive Officer and Chairman of the Board of LighTrade, Inc., Director of Focal Communications (FCOM) and Infocrossing (IFOX), and an advisory board member of Tellium, Inc. (TELM).

"We are pleased that Kathy has agreed to share her vast industry expertise," said Kevin O'Kane, CEO of Lexent. "Ms. Perone's contributed knowledge strengthens our current executive team and her guidance will assist Lexent in its focus on developing long-term relationships with well-funded, well-established players in the industry."

Most recently, Ms. Perone headed Level 3 Communications' North American operations, the largest division within the company. Level 3 is a global communications and information services company offering a wide selection of services, including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Lexent has worked on several projects with Level 3, including Boston's Little Big Dig.

ABOUT LEXENT INC.
Lexent offers a complete turnkey service solution, which includes the design, deployment, maintenance, and upgrade of telecommunications networks for its clients 24 hours a day, 7 days a week. The Company's principal focus is to provide the expertise and resources its customers need to build and connect their networks to other local and long distance carriers and to individual end users. Lexent has operations in Atlanta, Boston, Chicago, Long Island, Los Angeles, Miami, New Jersey, New York, Philadelphia, Washington D.C. and White Plains. Lexent was recently ranked 196th on The Crain 300, a listing of the largest publicly held companies in the New York area, by CRAIN's NEW YORK BUSINESS. Lexent's top customers include AT&T Local Services, WorldCom, Level 3 Communications, Global Crossing and Qwest Communications. For additional information on the Company, see Lexent's web site at www.lexent.net.
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CONTACTS:
Susan DeWitt                        Heather Ailara
Lexent, Inc.                        PepperCom Inc.
212-981-0725                        212-931-6137
sdewitt@lexent.net                  hailara@peppercom.com